UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 7, 2012

GREAT AMERICAN ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54233	20-8602410
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

999 18th Street, Suite 3000 Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 952-0455
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A (this “Report”) is being filed to correct inadvertent errors in Item 1.01 of the Current Report on Form 8-K filed by Great American Energy, Inc. on June 13, 2012, concerning that certain Mineral Property Option Agreement dated April 28, 2012 (the “Agreement”).  This Report corrects the name of the counterparty to Agreement, the term of the Agreement, the amount of cash payments and shares to be issued under the Agreement, and provides the corrected version of the Agreement as an exhibit.

Item 1.01                      Entry into a Material Definitive Agreement

Mineral Property Option Agreement

On June 7, 2012, Great American Energy, Inc. (the “Company”) entered into the Mineral Property Option Agreement (the “Agreement”) with Mr. David A. Wallach of 0911325 BC, Ltd. (“Wallach”) with an effective date of April 28, 2012.  Pursuant to the Agreement, Wallach has granted the Company the exclusive right to acquire an undivided 60% interest in 10 mining claims consisting of approximately 2,958 hectares of property located near Trail, British Columbia (the “Option”).

To exercise the Option, the Company must (i) make cash payments to Wallach totaling $350,000, (ii) fund improvement and mineral exploration projects on the property totaling $350,0000, and (iii) if the mineral and exploration projects provide evidence that there is the equivalent of at least $1,000,000,000 of gross value on the property, the Company must issue 1,000,000 shares of its common stock to Wallach.

The Company must satisfy the above-described conditions and exercise the Option no later than April 30, 2015. After exercise of the Option, Wallach will retain a 2% net smelter royalty for any and all minerals mined and delivered from the property.   The Company and Wallach have also agreed to cooperate in acquiring mining claims in the area within an 8.5 kilometer radius of the property, with such acquisitions to be subject to the terms of the Agreement.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit
No.	Description

10.1	Mineral Property Option Agreement dated June 7, 2012*

*Filed herewith.

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great American Energy, Inc.
a Delaware Corporation

Dated: July 23, 2012	/s/ Felipe Pimienta
Felipe Pimienta Barrios, Chief Executive Officer

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